ANNEX B

December 2, 2007

The Board of Directors
UAP Holding Corp.
7251 West 4th Street
Greeley, CO 80634

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (the “Shares”), of UAP Holding Corp. (the “Company”) of the $39.00 per Share (the “Consideration”) to be received by holders of Shares in the proposed Tender Offer and Merger (as such terms are defined below) pursuant to the Agreement and Plan of Merger, dated as of December 2, 2007 (the “Agreement”), by and among the Company, Agrium Inc. (“Parent”) and Utah Acquisition Co. (“Merger Sub”), an indirect wholly-owned subsidiary of Parent. The Agreement provides for Parent to cause Merger Sub or another direct or indirect wholly-owned subsidiary of Parent to commence a tender offer for all the Shares (the “Tender Offer”) at a price for each Share equal to the Consideration and payable in cash. The Agreement further provides that, following completion of the Tender Offer, Merger Sub will be merged with and into the Company (the “Merger”), and each outstanding Share not directly or indirectly owned by the Parent or the Company, other than Dissenting Shares (as such term is defined in the Agreement), will be cancelled and converted into the right to receive an amount equal to the Consideration in cash. The Tender Offer and Merger, together and not separately, are referred to herein as the “Transaction”.

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for shares of such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information material to our analysis that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Tender Offer, Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have

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also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Parent or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Shares in the proposed Tender Offer and Merger and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of the Company, or any class of such persons relative to the Consideration to be received by the holders of the Shares in the Transaction or with respect to the fairness of any such compensation. We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this opinion neither we nor our affiliates have had any other significant financial advisory or other commercial or investment banking relationships with the Company or Parent, except that we acted as co-managing underwriter in connection with Parent’s offering of $300 million of its debt securities in May, 2006 for which we received customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or Parent or their respective subsidiaries or affiliates for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Shares in the proposed Tender Offer and Merger is fair, from a financial point of view, to such holders.

This opinion has been approved by a fairness committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender in the Tender Offer or how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval other than as permitted by the next sentence. This opinion may be reproduced in full in any tender offer recommendation statement on Schedule 14D-9 or proxy or information statement mailed to Stockholders of the Company in connection with the Transaction but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

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